EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Bart D’Ambra
(973) 473-2200

CLIFTON BANCORP INC.

TO EXPAND STOCK REPURCHASE PROGRAM

September 8, 2016, Clifton, New Jersey — Clifton Bancorp Inc., (the “Company”) (NasdaqGS: CSBK), the holding company for Clifton Savings Bank, announced that it has expanded its stock repurchase program by authorizing the purchase of an additional 1,155,000 shares, representing 5% of the Company’s outstanding shares of common stock. Together with the 413,000 shares remaining to be purchased under the prior repurchase authorization, the Company is authorized to repurchase a total of 1,568,000 shares. Through September 7, 2016, the Company has repurchased approximately 4,887,000 shares at a weighted average share price of $14.19 per share. Repurchases will be conducted through open market purchases, which may include purchases under a trading plan adopted pursuant to Securities and Exchange Commission Rule 10b5-1, or through privately negotiated transactions. Repurchases will be made from time to time depending on market conditions and other factors.

Clifton Bancorp Inc. is the holding company of Clifton Savings Bank (CSBK), a federally chartered savings bank headquartered in Clifton, New Jersey. CSBK is a metropolitan, community-focused bank serving residents and small businesses in its market area through 12 full-service banking centers. For additional investor relations information, including subscribing to email alerts, visit cliftonbancorp.com.

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.